Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2014, relating to our audit of the financial statements and financial highlights, which appear in the June 30, 2014 Annual Report to Shareholders of Equinox EquityHedge U.S. Strategy Fund, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

March 6, 2015